                                 Exhibit 2.1

                           ASSET ACQUISITION AGREEMENT

                                 CONFIDENTIAL


               _________________________________________________

                          ASSET ACQUISITION AGREEMENT
              __________________________________________________

                         dated as of January 18, 2001

                                     among

                           STMicroelectronics, Inc.,

                            STMicroelectronics, NV,

                                      and

                          Ravisent Technologies Inc.

                              Ravisent I.P., Inc.

                       Ravisent Operating Company, Inc.

     This ASSET ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of January 18, 2001 (the "Effective Date"), by and among STMicroelectronics NV, a Dutch corporation having its principal place of business at Strawinskylaan 1725, Tower B 17th floor, 1077 Amsterdam, The Netherlands, acting for the purpose of this Agreement through its Swiss branch, ICC Bloc A, Route de Pre-bois 20, 1215 Geneva 15, Switzerland ("ST NV"), STMicroelectronics, Inc., a Delaware corporation and wholly-owned subsidiary of ST NV, having its principal place of business at 1310 Electronics Drive, Carrollton, Texas ("ST, Inc."), (ST NV and ST, Inc. referred to collectively herein as "Purchaser"), Ravisent Technologies Inc., a Delaware corporation ("Ravisent"), Ravisent I.P., Inc. a Nevada corporation ("RIP") and Ravisent Operating Company, Inc. a Delaware corporation ("ROCI"), (Ravisent, RIP, and ROCI referred to collectively herein as "Seller").

                             W I T N E S S E T H:

     WHEREAS, Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain assets associated with Seller's Consumer Electronics Business (as defined below), all upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, in connection with the sale of assets described above, Seller will permit Purchaser to make offers of employment and hire employees of Seller who have worked in the Consumer Electronics Business;

     NOW, THEREFORE, in consideration of the facts stated in the above recitals and of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     SECTION 1.1.   Certain Defined Terms. As used in this Agreement, the
                    ---------------------
following terms shall have the following meanings:

     "Affiliate" or "Associate" shall have those meanings ascribed to such terms by Rule 405 promulgated under the 1933 Act.

     "Ancillary Agreements" means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Browser License Agreement, the Exclusive License Agreement, the Purchaser License Agreement, and the Seller License Agreement.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement substantially in the form of Exhibit A.
                                       ---------

     "Assumed Liabilities" means (i) any and all liabilities of Seller under the Seller Contracts to the extent that such liabilities arise, are incurred or require performance of an action on or subsequent to the Closing Date, and (ii) the liabilities and obligations listed on Schedule 1 hereto but (iii)
                                          ----------
specifically excluding any taxes relating to Seller's operations prior to Closing or associated with this Agreement or any of the Ancillary Agreements.

     "Bill of Sale" means the Bill of Sale substantially in the form of Exhibit
                                                                        -------
B.
-

     "Browser License Agreement" means that certain Internet Browser License Agreement between Seller and Purchaser substantially in the form of Exhibit C-1
                                                                    -----------
hereto.

     "Business Assets" means the Purchased Assets and the Seller Licensed
Assets.

     "Bundeskartellamt" means the German administrative agency responsible for providing antitrust clearance.

     "Consumer Electronics Business" means Seller's business of designing, developing, manufacturing, testing, marketing, licensing, distributing, using, modifying, operating, installing, servicing, supporting, maintaining, or otherwise using or commercially exploiting one or more of the Products.

     "Consumer Electronics Market" means the market for electronic products, regardless of hardware structure, that are primarily intended to be directly connected to an analog or digital TV set (as defined below) and that are capable of compressing and/or decompressing digital video signals. For the avoidance of doubt the Consumer Electronics Market shall include, but not be limited to, the following products: DVD players in all form factors (fixed, portable, in cars, etc.), Recordable DVD players, Personal Video Recorders, Set-top boxes (whether cable, satellite, terrestrial or xDSL), Digital TV's, High-definition TVs, and game consoles, whether or not such products permit or provide the capability for browsing the Internet, including but not limited to Internet browsers and products that may be capable of decompressing streaming video standards (e.g. Real Networks, Apple Quicktime, Windows Media Formats, MPEG-1, MPEG-4, etc.) only on the Internet.

     "Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or adverse claim of title or ownership, other than those, which do not materially detract from or interfere with the ownership of the properties subject thereto.

     "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

     "Excluded Assets" means all assets of Seller other than the Purchased Assets and the Licensed Assets, including, without limitation, (i) all Seller's cash, bank accounts and securities; (ii) all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies (except those insurance policies set forth on Schedule
5); (iii) claims for refunds of Taxes paid by Seller prior to the Closing Date;
(iv) all assets of, or held by or with respect to, any employee benefit plan (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto; (v) except as otherwise provided herein, Seller's right, title and interest in the name "Ravisent" or any variation or combination thereof, or Seller's other trademarks trade dress, monograms or logos and the goodwill associated therewith; and (vi) the assets listed on Schedule 12.
                                                    -----------

     "Exclusive License Agreement" means that certain Exclusive Software License Agreement between Seller and Purchaser substantially in the form of Exhibit C-2
                                                                    -----------
hereto.

     "Executive Officers" means the Chief Executive Officer/President, the Senior Vice President, Corporate Services and Chief Financial Officer, the Chief Technology Officer, the Senior Vice President and General Manager, Digital Media Division, the Senior Vice President and General Manager, Internet Appliance Division, and the Chief Legal Officer, Senior Vice President and General Counsel of Seller as of the Effective Date.

     "General Employees" means those employees listed as such Schedule 10
                                                              -----------
hereto.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Important Employees" means those employees listed as such Schedule 10
                                                                -----------
hereof.

     "Intangible Assets" means, collectively, the intangible assets, properties and rights of Seller, including those works in progress, as listed on Schedule 2
                                                                      ----------
hereto.

     "Intellectual Property Rights" means any and all existing or future patent rights (including patent applications and disclosures), rights of priority,
        ---------
industrial design rights, copyrights, moral rights, rights of Seller in trade secrets, know-how and any other intellectual property rights recognized in any country or jurisdiction of the world.

     "Internet Appliance Market" means the market for wired electronic products that are (i) capable of browsing the Internet, (ii) may be capable of decompressing streaming video standards (e.g. Real Networks, Apple Quicktime, Windows Media Formats, MPEG-1, MPEG-4, etc.) only on the Internet, but (iii) otherwise incapable of decompressing MPEG digital signals.

     "Internal Revenue Code" means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations (final and temporary) promulgated thereunder and the administrative pronouncements issued by the Internal Revenue Service relating thereto.

     "Joint Intangible Assets" means those assets jointly owned by Purchaser and Seller, and identified as listed on Schedule 2 hereto.
                                    -----------

     "Key Employee" means those employees listed as such Schedule 10 hereto.
                                                         -----------

     "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Personal Computer Market" means general-purpose electronic devices primarily intended to be used with, or accommodate, a monitor (other than a TV) which are programmable by the user and whose main functions are the processing, storage and formatting of data. For the avoidance of doubt the PC Market shall include, but not be limited to, the following products; personal computers (desktop or mobile) based on the Intel x86 architecture and running Microsoft Windows, Linux or any other general-purpose operating system and Apple Computer's Macintosh (iMac, iBook) devices, including such devices with video encoding and/or decoding functionality.

     "Products" means the software products and products under development in the Consumer Electronics Business of Seller listed in Schedule 7 hereto.
                                                      ----------

     "Purchased Accounts Receivable" means Seller's accounts receivable, unbilled receivables, notes and other amounts receivable from third parties in respect of Products sold by Seller, determined as of the date two business days prior to the Closing Date.

     "Purchaser's Disclosure Letter" means Purchaser's Disclosure Letter dated as of the Effective Date, which is being delivered to Seller concurrently with the execution of this Agreement.

     "Purchaser License Agreement" means that certain software license agreement between Purchaser and Seller substantially in the form of Exhibit C-3.
                                                          -----------

     "Purchaser Licensed Assets" means the assets licensed by Purchaser to Seller in the Purchaser License Agreement.

     "Seller" means Ravisent, RIP and ROCI collectively, or any subsequent corporate entity or merged entity owning the remainder of Seller's business, other than the Consumer Electronics Business.

     "Seller Contracts" means those leases, licenses, agreements, contracts, understandings, arrangements, commitments and purchase orders listed on Schedule
                                                                        --------
5 hereto.
-

     "Seller License Agreement" means that certain software license agreement between Seller and Purchaser substantially in the form of Exhibit C-4 hereto.
                                                          -----------

     "Seller Licensed Assets" means the assets licensed by Seller to Purchaser in the Browser License Agreement, Seller License Agreement and the Exclusive License Agreement.

     "Seller's Disclosure Letter" means Seller's Disclosure Letter dated as of the Effective Date, which is being delivered to Purchaser concurrently with the execution of this Agreement, and set forth in Schedule 3.
                                              ----------

     "Seller's or Purchaser's knowledge" or "Knowledge of Purchaser or Seller":
A particular fact or other matter shall be deemed to be within "Seller's knowledge" or "Purchaser's knowledge", as the case may be, if any officer of Seller or Purchaser (as applicable) is aware of such fact or other matter; provided, however, that for purposes of Section 3.8(b) only, "Seller's
--------  -------
knowledge" shall include the awareness of all of Seller's officers, Executive Officers, and all technical division heads and managers within Seller's organization of such facts and matters stated in Section 3.8(b) hereof.

     "Tangible Assets" means, the tangible personal property assets listed on
Schedule 7 hereto, subject to revision based upon a fixed assets inventory to be
----------
conducted within ten business days after the Effective Date,

     "Tax" or "Taxes" means all taxes or similar governmental charge or levy of any kind whatsoever (whether payable directly or by withholding), including without limitation, income taxes, gross receipts taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, value added taxes, documentary taxes, intangible personal property taxes, withholding taxes, real or personal property taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes, together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any governmental agency.

     "Third Party Assets" means (i) the personal property assets, tangible and intangible, licensed or leased to Seller by third parties under certain Seller Contracts and (ii) Seller's license or other rights to such third-party assets under such Seller Contracts.

     "TV" or "TV set" means a video monitor with an integrated tuner the primary purpose of which is the reception and display of broadcast television.

                                  ARTICLE II

                             ACQUISITION OF ASSETS

     SECTION 2.1.   Assets to Be Acquired and Licensed.
                    ----------------------------------

     (a)  Purchased Assets. Subject to the terms and conditions of this
          ----------------
Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser (or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser) and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances, all right, title and interest in and to all of the following (collectively, the "Purchased Assets"):

     (i) the Intangible Assets (including all Intellectual Property Rights therein and thereto);

     (ii)   the Tangible Assets;

     (iii) the right to enforce confidentiality, non-disclosure, employee invention assignment and other proprietary rights agreements between Seller and Hired Employees (as defined in Article VI below) with respect to the Consumer Electronics Business;

     (iv) all of Seller's rights under the Seller Contracts, including Third Party Assets;

     (v)    the Purchased Accounts Receivable;

     (vi) copies of Seller's marketing and sales information, pricing, marketing plans, business plans, financial and business projections and other files and records which pertain exclusively to the Consumer Electronic Business;

     (vii)  An undivided one half interest in the Joint Intangible Assets; and

     (viii) the goodwill associated with the foregoing.

     (b)  Seller Licensed Assets. The parties acknowledge that, in addition to
          ----------------------
the Purchased Assets, certain assets related to the Consumer Electronics Business also are essential to other businesses conducted by Seller or licensed by Seller to third parties. Accordingly, with respect to the Seller Licensed Assets, at the Closing, Seller shall grant to Purchaser licenses to and deliver the Seller Licensed Assets on the terms and conditions set forth in the Technology License Agreement, and the Internet Browser License Agreement.

     (c)  Excluded Assets. The parties agree that Seller is not selling or
          ---------------
assigning to Purchaser, and the Purchased Assets do not include, any of the Seller Licensed Assets or the Excluded Assets.

     SECTION 2.2.   Liabilities Assumed and Excluded.
                    --------------------------------

     (a) At the Closing, Purchaser shall assume, pay, perform and discharge the Assumed Liabilities.

     (b) Except for the Assumed Liabilities, Purchaser shall not assume or otherwise become obligated to pay, perform or discharge any liabilities, debts or obligations of Seller and Seller shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all of Seller's liabilities other than the Assumed Liabilities.

     SECTION 2.3.   Purchase Price; Allocation.
                    --------------------------

     (a)       Purchase Price. In consideration of the sale, transfer and
               --------------
assignment of the Purchased Assets to Purchaser and the license of the Licensed Assets to Purchaser, Purchaser agrees to pay to Seller at the Closing the sum of
(w) Fifty Five Million U.S Dollars ($55,000,000), plus (x)_Ninety Percent (90%) of the value of the total amount of the Purchased Accounts Receivable, plus (y) the pro-rata portion of any prepaid lease obligations for any of the leases listed on Schedule 5, minus (z) the amount of any Assumed Liabilities listed on
Schedule 1 (as adjusted at Closing) (collectively, the "Purchase Price") in
----------
cash. Of the Purchase Price Eight Hundred Thousand U.S. Dollars ($800,000) the ("Escrow Amount") shall be deposited with a mutually acceptable escrow agent on the Closing Date to be held by such escrow agent for a period of eighteen (18) months in accordance with the terms and conditions of an escrow agreement to be executed at Closing (the "Escrow Agreement") substantially in the form of Exhibit K; provided, however, that such Escrow Amount shall be increased to One Million U.S. Dollars ($1,000,000) if Purchaser and Seller agree at Closing that the terms of the Purchase Price Allocation Agreement (as defined below) allocate a minimum of Thirty Eight Million U.S. Dollars ($38,000,000) to Intangible Assets and Purchaser's interest in the Joint Intangible Assets.

          (b)  Allocation.
               ----------

          (i)  Purchase Price. As soon as practicable following the Closing
               --------------
Date, Purchaser and Seller shall use all commercially reasonable efforts to agree upon an allocation of the Purchase Price among the Business Assets, in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code. The allocation of the Purchase Price agreed upon by the parties pursuant to this Section shall be reduced to a writing executed and delivered by Seller and Purchaser to each other (the "Purchase Price Allocation Agreement"). Any subsequent adjustments to the allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation (S)1.1060-lT(e).

          (ii) Consistent Treatment and Characterization of Amounts. For all Tax
               ----------------------------------------------------
purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation Agreement, and will not take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation or otherwise, unless required to do so by a governmental authority. Seller and Purchaser shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party to accomplish the foregoing.

     SECTION 2.4.   Closing. Subject to the terms and conditions of this
                    -------
Agreement, the sale, purchase, license and transfer of the Business Assets and the assumption of the Assumed Liabilities shall take place at a closing (the "Closing") at the offices of Seller in Malvern, Pennsylvania at 10:00 a.m., local time, on the Fifth (5/th/) business day after the satisfaction or waiver of the conditions to Closing set forth in Article VIII or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "Closing Date").

     SECTION 2.5.   Closing Deliveries by Seller. At the Closing, Seller shall
                    ----------------------------
deliver or cause to be delivered to Purchaser:

     (i) executed counterparts of each Ancillary Agreement to which Seller is a party;

     (ii)  (x) assignments substantially in the forms of Exhibit E (the "Patent
                                                         ---------
Assignments"), by which Seller shall assign to Purchaser the patents included in the Purchased Assets, executed on Seller's behalf by an officer of Seller with his or her execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office; and (y) assignments from Seller to Purchaser of all software and registered copyrights included in the Purchased Assets, duly executed on behalf of Seller by an officer and notarized, and in a form acceptable for recording with the United States Copyright Office (with respect to the registered copyrights) in substantially the forms of Exhibit F
                                                                    ---------
attached hereto (the    "Copyright Assignments");

     (iii) an undivided one half interest in the Joint Intangible Assets; and

     (iv) all other items required to be delivered by Seller at the Closing pursuant to Section 8.2 of this Agreement or any other provision hereof or any Ancillary Agreement.

     SECTION 2.6.   Closing Deliveries by Purchaser. At the Closing, Purchaser
                    -------------------------------
shall deliver or cause to be delivered to Seller:

     (i) payment of the Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds to an account of Seller designated to Purchaser;

     (ii) executed counterparts of the Escrow Agreement and each Ancillary Agreement to which Purchaser is a party; and

     (iii) all other items required to be delivered by Purchaser at the Closing pursuant to Section 8.1 of this Agreement or any other provision hereof or any Ancillary Agreement.

     SECTION 2.7.   Delivery of the Business Assets; Assumption of Premises. On
                    --------------------------------------------------------
the Closing Date, Seller shall ensure that all of the Business Assets are located at the premises of Seller that will be assumed by Purchaser pursuant to this Agreement (the "Assumed Premises"). Seller shall make the Assumed Premises available for occupancy by Purchaser on the Closing Date.

     SECTION 2.8.   Unassignable Assets. Notwithstanding any other provision of
                    -------------------
this Agreement or any of the Ancillary Agreements, to the extent that any of the Seller Contracts or any other assets constituting part of the Purchased Assets are not assignable or otherwise transferable to Purchaser or if any of the Seller Licensed Assets may not be licensed to Purchaser without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment, transfer or license would constitute a breach thereof or a violation of any applicable law or agreement with any third party, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained. With respect to each Seller Contract or Seller Licensed Asset whose assignment, transfer or license to Purchaser requires the consent, approval or waiver of another party thereto or any third party, Seller shall use its best reasonable efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable. Purchaser agrees to cooperate with Seller and supply relevant information to such party or parties or such third party in order to assist Seller in its obligations under this Section.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser that, except as expressly set forth in the Seller's Disclosure Letter, all of the following statements, representations and warranties are true and correct:

     SECTION 3.1.   Organization and Good Standing of Seller. Seller is a
                    ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes qualification necessary, except for such failures to be so qualified and, if applicable, in good standing that would not prevent or materially delay the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements, or otherwise prevent or materially delay Seller from performing its obligations under this Agreement or the Ancillary Agreements. Seller has all requisite corporate power and authority to carry on the Consumer Electronics Business as now conducted and to enter into this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

     SECTION 3.2.   Authorization and Validity. The execution and delivery of
                    --------------------------
this Agreement and the Ancillary Agreements and the performance of all obligations of Seller hereunder and thereunder, has been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and at the Closing the other Ancillary Agreements will be, duly executed and delivered by Seller. This Agreement constitutes, and, upon Seller's execution of each of the other Ancillary Agreements, each of the other Ancillary Agreements will constitute, assuming the due authorization, execution and delivery by Purchaser, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application, now or hereafter in effect, affecting enforcement of creditors' rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     SECTION 3.3.   No Conflict. The execution, delivery and performance of this
                    -----------
Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby, subject to compliance with the consents required in Schedule 8, do not and will not (a) result in a violation
                     ----------
or default in any material respect of any provision of Seller's charter documents or any judgment, order, writ or decree applicable to Seller, (b) constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any of the Seller Contracts or (c) result in the creation of any Encumbrance on any of the Business Assets.

     SECTION 3.4.   Consents. No consent, approval, order or authorization of or
                    --------
registration, qualification, designation, declaration or filing with, any governmental entity on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) compliance with the requirements of the HSR Act and the Bundeskartellamt and (ii) where the failure to obtain such consents, approvals, orders or authorizations or to make such registrations, qualifications, designations, declarations or filings would not prevent or materially delay consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Schedule 8 sets forth a true and complete list of
                               ----------
each and every instrument pursuant to which the consent or approval of any third party or governmental authority is required in order for Seller to assign, transfer or license to Purchaser any of the Business Assets or any rights or obligations under Seller Contracts.

     SECTION 3.5.   Title to Purchased Assets and Third Party Assets.
                    ------------------------------------------------

     (a)  Purchased Assets. Seller and its wholly owned subsidiaries own all of
          ----------------
the Business Assets (other than Third Party Assets) and has good and marketable title in and to all of the Business Assets (other than Third Party Assets), free and clear of all Encumbrances whatsoever. Title to all of the Purchased Assets (other than Third Party Assets) is freely transferable from Seller and its wholly owned subsidiaries to Purchaser free and clear of all Encumbrances.

     (b)  Third Party Assets. Except as set forth in Seller's Disclosure Letter,
          ------------------
Seller and its wholly owned subsidiaries have the right to transfer the Third Party Assets without restriction.

     (c)  Sufficiency of Assets. The Business Assets include all the assets and
          ----------------------
rights that are necessary and sufficient to conduct the Consumer Electronics Business as conducted by the Seller as of the Effective Date.

     SECTION 3.6.   Seller Contracts. Seller Contracts are valid, in full force
                    ----------------
and effect, and enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies). Neither Seller nor, to Seller's knowledge, any other party to any Seller Contract, is in breach or default in performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of Seller or, to Seller's knowledge, on the part of any other party.

     SECTION 3.7.   Litigation. There is no claim, action, suit, arbitration,
                    ----------
mediation, investigation or other proceeding of any nature pending or, to Seller's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that could adversely affect the Business Assets, or contests or challenges Seller's authority, right or ability to sell or convey or license any of the Business Assets to Purchaser hereunder or otherwise perform Seller's obligations under this Agreement or any of the Ancillary Agreements. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller, which adversely affect any of the Business Assets.

     SECTION 3.8.   Intellectual Property Rights.
                    ----------------------------

     (a)  Ownership. Seller and its wholly owned subsidiaries are the sole
          ---------
owner, or in the case of the Seller Licensed Assets, have the right to use pursuant to license, sublicense, agreement, or other valid permission, all Intellectual Property Rights, in the Intangible Assets, to be transferred to Purchaser as set forth herein. Seller has taken reasonable steps to maintain and protect all Intellectual Property Rights in the Intangible Assets.

     (b)  Non-Infringement. To Seller's knowledge, the Business Assets (other
          ----------------
than Third Party Assets) have not infringed or violated and currently do not infringe, violate, or misappropriate any Intellectual Property Rights of any third party, and, to Seller's knowledge, no third party has asserted or threatened to assert against Seller any claim of infringement or misappropriation of any such rights. To Seller's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property Rights in and to the Business Assets (other than Third Party Assets).

     (c)  Licenses. Schedule 9 sets forth each material license Seller has
          --------  ----------
granted to any third party with respect to any Business Asset. Schedule 9 sets
                                                               ----------
forth each Intellectual Property

Right in connection with the development, use or sale of the Products that a third party owns and that Seller uses pursuant to a license, sublicense, agreement or other permission.

     SECTION 3.9.   Compliance with Laws. Seller has complied in all respects
                    --------------------
with and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation applicable to any of the Business Assets, except for such violations and failures to comply that would not prevent or materially delay the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements, or otherwise prevent or materially delay Seller from performing its obligations under this Agreement or the Ancillary Agreements.

     SECTION 3.10.  Tax Matters.
                    -----------

     (a)  Tax Assessments. There is no claim or assessment pending or, to
          ---------------
Seller's knowledge, threatened for any alleged deficiency in Tax attributable to Seller or the affiliated group of which Seller is a member (the "Seller Group"), relating to the Business Assets, and to Seller's knowledge, there is no audit or investigation with respect to any liability of Seller or the Seller Group for Taxes relating to the Business Assets.

     (b)  No Tax Liens. There are (and as of immediately following the Closing
          ------------
there will be) no Encumbrances on any of the Business Assets relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

     (c)  Filings. Seller has (and as of the Closing Date will have) duly filed
          -------
all federal, state, local, and foreign tax returns required (in material compliance with applicable tax laws and regulations) by it with the Internal Revenue Service or other applicable taxing authority, no extensions with respect to such tax returns (or as of the Closing Date will have) being requested or granted and (iii) and all taxes required to be paid by Seller as set forth therein having been paid in full.

     SECTION 3.11.  Employees.
                    ---------

     (a)  Schedule 10 sets forth a list of certain employees working in the
          -----------
Consumer Electronics Business (each, an "Employee" and collectively, the "Employees") and, for each Employee, the annual base salary of such Employee effective as of February 1, 2001, their current status as exempt or non-exempt, all bonuses, profit sharing, or commissions accrued or payable, any special compensatory or reimbursement arrangements, comp time or other arrangements with such Employees and any other compensatory agreements between such Employee and Seller. The list of Employees set forth on Schedule 10 shall be subdivided into
                                           -----------
three categories, "Key Employees," "Important Employees" and "General Employees" which shall be identified at the Effective Date.

     (b) No collective bargaining agent or employee association represents Employees with respect for Seller's employment of Employee.

     (c) There has not been for a period of twelve (12) consecutive months prior to the Effective Date, nor is there existing or threatened, any strike, slowdown, picketing, or work stoppage with respect to the Consumer Electronics Business.

     (d) Seller is in compliance in all material respects with all laws relating to employment that are applicable to the Employees;

     (e)  Set forth in Schedule 10 is a complete and accurate list of all
                       -----------
Employees currently on leave and in receipt of short-term disability ("STD") benefits along with their STD commencement date and expected date of return to work;

     (f)  Set forth in Schedule 10 is a complete and accurate list of all
                       -----------
Employees currently on leave and in receipt of long-term disability ("LTD") benefits along with their LTD commencement date and expected date of return to work;

     (g)  Set forth in Schedule 10 is a complete and accurate list of all
                       -----------
Employees currently on leave and in receipt of applicable workers' compensation legislation benefits along with, if applicable, their leave commencement date and expected date of return to work; and

     (h) There are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing pursuant to any applicable workers' safety and insurance laws in respect of the Consumer Electronics Business or Employees and no audit is currently being performed pursuant to any applicable workers' safety and insurance law.

     SECTION 3.12.  Pension and Employee Benefit Matters.
                    ------------------------------------

     (a) Neither Seller nor any entity which, within the last 5 years, has been under common control of or affiliated with Seller (an "ERISA Affiliate") within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code, has ever been obligated to contribute to any "multi-employer plan" as such term is defined in Section 3(37) of ERISA. No material liability to the Pension Benefit Guaranty Corporation is expected to be incurred in connection with the transactions contemplated hereby.

     (b) With respect to the employee plans maintained, sponsored, or contributed to by Seller which are intended to be qualified under Section 401(a) of the Internal Revenue Code ("Seller Employee Plans"), no event has occurred and, to Seller's knowledge, there exists no condition or set of circumstances in connection with which Seller could be subject to any liability under the terms of or with respect to, such Seller Employee Plans, ERISA, the Internal Revenue Code or any other applicable law. Each Seller Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has (i) received a favorable determination letter from the Internal Revenue Service regarding such qualified status or (ii) been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Set forth on Schedule 13
                                                                    -----------
is a list of the most recent Internal Revenue Service determination letters with respect to any such Plans, accurate and complete copies of which letters have been delivered to Parent. Each Seller Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by all applicable laws, including but not limited to ERISA and the Code, which are applicable to such Seller Employee Plans.

     SECTION 3.13.  Customers. Schedule 11 is a true and complete list of all
                    ---------  -----------
customers of the Consumer Electronics Business as of the Effective Date ("Customers"). To Seller's knowledge, Seller has good commercial working relationships with each of its Customers.

     SECTION 3.14   Accounts Receivable. To Seller's knowledge, the Purchased
                    -------------------
Accounts Receivable will be, as of the Closing Date, collectible in the ordinary course of business. None of the Purchased Accounts Receivable have been assigned or pledged to any other person or entity.

     SECTION 3.15.  Year 2000 Matters. None of the Products are date or time
                    -----------------
sensitive.

     SECTION 3.16.  Brokers. Other than Bear, Sterns & Co., Inc., the fees and
                    -------
expenses of whom shall be paid by Seller, neither Seller, nor any of its affiliates, has employed any broker, finder, investment banker or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder, investment banker or agent with respect thereto.

     SECTION 3.17.  Insurance. Schedule 14 contains a list of all insurance
                    ---------  -----------
policies maintained by the Seller for the benefit of or in connection with the Purchased Assets and each such policy will be maintained in full force and effect up to the Closing Date. The Seller is not in default of any material obligation pursuant to any of these insurance policies. All premiums payable under all such policies and bonds have been paid and the Seller is otherwise in full compliance with the material terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

     SECTION 3.18.  Employee Confidentiality Agreements. Any and all employees,
                    -----------------------------------
including all prior employees, of Seller who have or who have had reasonable access to any secret, confidential, or proprietary information and to inventions of the Products relating to the Seller or any affiliate have executed written confidentiality agreements with Seller pursuant to which such employees have agreed to maintain in confidence secret, confidential or proprietary information learned or acquired in the scope of their employment, and any and all such employees, including all such prior employees, have executed a specific assignment of any title, shop right or license to Seller and that all Purchased Assets and Licensed Assets created by all Employees have been by employees or contractors under work-for-hire, as understood under common law.

     SECTION 3.19.  Environmental Matters. The Seller has not received any
                    ---------------------
written notice of any violation, investigation or inquiry from a governmental entity regarding a purported violation of any environmental law (as hereinafter defined) and, to Seller's knowledge, no such investigation or inquiry is planned or threatened. There have been no formal environmental investigations, studies, reviews and audits conducted by or on behalf of Seller or any other party, which are in the possession of Seller relating to Seller or its properties prior to the Agreement Date.

     SECTION 3.20.  Disclaimer of Other Representation and Warranties. Neither
                    -------------------------------------------------
the stockholders of Seller nor any subsidiaries of Seller make, and they have not made, any representations or warranties relating to either Seller or any subsidiaries in connection with the transactions contemplated hereby other than those expressly set forth by Seller in this Article III.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller that, except as set forth in the Purchaser's Disclosure Letter, all of the following statements, representations and warranties are true, accurate and correct:

     SECTION 4.1.   Organization and Good Standing of Purchaser. Purchaser is a
                    -------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes qualification necessary, except for such failures to be so qualified and, if applicable, in good standing that would not prevent or materially delay the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements, or otherwise prevent or materially delay Purchaser from performing its obligations under this Agreement or the Ancillary Agreements. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

     SECTION 4.2.   Authorization and Validity. The execution and delivery of
                    --------------------------
this Agreement and the Ancillary Agreements and the performance of all obligations of Purchaser hereunder and thereunder, has been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and at the Closing the other Ancillary Agreements will be, duly executed and delivered by Purchaser. This Agreement constitutes, and, upon Purchaser's execution of each of the other Ancillary Agreements, each of the other Ancillary Agreements will constitute, assuming the due authorization, execution and delivery by Seller, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application, now or hereafter in effect, affecting enforcement of creditors' rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     SECTION 4.3.   No Conflict. The execution, delivery and performance of this
                    -----------
Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (a) result in a violation or default in any material respect of any provision of Purchaser's charter documents or any judgment, order, writ or decree applicable to Purchaser, or (b) constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract of Purchaser.

     SECTION 4.4.   Consents. No consent, approval, order or authorization of or
                    --------
registration, qualification, designation, declaration or filing with, any governmental entity on the part of Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for (i) compliance with the requirements of the HSR Act and the Bundeskartellamt and (ii) where the failure to obtain such consents, approvals, orders or authorizations or to make such registrations, qualifications, designations, declarations or filings would not prevent or materially delay consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 4.5.   Litigation. There is no claim, action, suit, arbitration,
                    ----------
mediation, investigation or other proceeding of any nature pending or, to Purchaser's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that could adversely affect, contest or challenge Purchaser's authority, right or ability to purchase or receive any of the Business Assets from Seller hereunder or otherwise perform Purchaser's obligations under this Agreement or any of the Ancillary Agreements.

     SECTION 4.6.   Brokers. Other than UBS Warburg, for which the fees and
                    -------
expenses shall be paid by Purchaser, neither Purchaser nor any of its affiliates has employed any broker, finder or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto.

     SECTION 4.7.   Investigation by Purchaser. Purchaser has conducted an
                    --------------------------
investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software and prospects of the Consumer Electronics Business, the Purchased Assets and the Seller Licensed Assets, which investigation, review and analysis was performed by Purchaser and its affiliates, and, to the extent Purchaser deemed appropriate, by Purchaser's representatives. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of Seller.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1.   Conduct of Business Prior to the Closing. Seller agrees
                    ----------------------------------------
that, from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will carry on the Consumer Electronics Business in the ordinary course and consistent with Seller's past practice (taking into account the sale of the Purchased Assets and license of the Seller Licensed Assets contemplated hereby and Seller's other agreements hereunder) except for such actions of Seller as may be contemplated by this Agreement or agreed to by Purchaser. Without limiting the foregoing, during the period described in the preceding sentence, except in the ordinary course and consistent with Seller's past practice or as agreed to by Purchaser, Seller agrees not to: (i) sell, transfer, assign, convey, license, move, relocate, encumber or otherwise dispose of any of the Purchased Assets and/or Seller Licensed Assets; (ii) transfer any Employee to any other division or position of employment within Seller; (iii) terminate the employment of any Employee; or (iv) materially change the base salary or bonus of any Employee or establish a bonus plan or any new employee benefits for any Employee without Purchaser's prior written approval.

     SECTION 5.2.   Consent of Third Parties. Seller shall use its commercially
                    ------------------------
reasonable efforts to obtain the consent in writing of all persons, if any, necessary to permit Seller to assign and transfer all of the Purchased Assets free and clear of all Encumbrances, and license all of the Seller Licensed Assets, to Purchaser.

     SECTION 5.3.   Access to Information. From the Effective Date until the
                    ---------------------
earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will afford to the representatives of Purchaser, including its counsel and auditors, during normal business hours, access to any and all of the Business Assets such that Purchaser may have a reasonable opportunity to make a full investigation of the Business Assets in advance of the Closing Date as it shall reasonably desire, and the Seller will confer with representatives of Purchaser and will furnish to Purchaser, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as Purchaser may reasonably request, and Seller will furnish to Purchaser's auditors all consents and authority that they may reasonably request in connection with any such examination.

     SECTION 5.4    Further Actions. Each of the parties hereto shall, at its
                    ---------------
own expense, execute and deliver such documents and other papers and take such further actions as may be required to carry out the provisions of this Agreement, the Escrow Agreement and the Ancillary Agreements, to cause the conditions to Closing set forth in Article VIII to be fulfilled as promptly as possible, and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 5.5.   Confidentiality. All copies of financial information,
                    ---------------
marketing and sales information, pricing, marketing plans, business plans, financial and business projections, manufacturing processes and procedures, formulae, methodologies, inventions, product designs, product specifications and drawings, and other confidential and/or proprietary information of a party (the "Disclosing Party") disclosed to the other party (the "Non-Disclosing Party") in the course of negotiating the transactions contemplated by this Agreement ("Confidential Information") will be held in strict confidence and not used or disclosed by the Non-Disclosing Party or any of its employees, affiliates or stockholders and, upon termination of this Agreement in accordance with its terms and upon the Disclosing Party's written request to the Non-Disclosing Party, will be promptly destroyed by the Non-Disclosing Party or returned to the Disclosing Party. The Non-Disclosing Party's employees, affiliates and stockholders will not be given access to Confidential Information except on a "need to know" basis. It is agreed that

Confidential Information will not include information that: (a) is proven to
                              ---
have been known to the Non-Disclosing Party prior to receipt of such information from the Disclosing Party; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to the Disclosing Party; (c) is now, or later becomes part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by the Non-Disclosing Party; or (d) is proven to be independently developed by the Disclosing Party without the use of any Confidential Information. The provisions of this Section 5.5 shall supersede the provisions of the letter agreement, dated as of October 25, 2000, between Purchaser and Seller (the "Confidentiality Agreement").

     SECTION 5.6.   Public Announcements. On and prior to the Closing Date,
                    --------------------
Purchaser and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated hereby. Neither Purchaser nor Seller will make any public disclosure prior to the Closing or with respect to such matters unless both parties agree on the text and timing of such public disclosure, except as may be required by law, court process, securities exchange listing agreement or the rules of the National Association of Securities Dealers. Promptly following the execution of this Agreement, the parties shall issue a joint press release approved by both parties announcing the transactions contemplated hereby.

     SECTION 5.7.   Books and Records. If, in order to properly prepare
                    -----------------
documents required to be filed with governmental authorities (including Tax authorities) or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Business Assets, and such information is in the possession of any other party hereto, such party agrees to use its good faith efforts to promptly furnish such information to the party needing such information, at the cost and expense of the party being furnished such information. From and after the Effective Date and continuing after the Closing, each party shall cooperate with the other party and provide at the expense of the requesting party, all information that may be required to enable such party to comply with all applicable laws, rules and regulations, and any governmental filing requirements, with respect to reporting and reflecting the transactions contemplated by this Agreement and the Ancillary Agreements.

     SECTION 5.8.   Regulatory and Other Authorizations; Consents.
                    ---------------------------------------------

     (a) Efforts. Each party hereto will use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings in compliance with the rules and regulations of the Bundeskartellamt with respect to the transactions contemplated hereby as promptly as is practicable after the date hereof and to supply promptly any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act and/or by the Bundeskartellamt. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

     (b) Communications. Each party hereto shall promptly inform the other of any communication between such party and the Federal Trade Commission, the Department of Justice or any other United States federal or state, the Bundeskartellamt, or any other non-U.S. government or governmental authority (an "Antitrust Authority") regarding any of the transactions contemplated hereby. If any party or any affiliate of such party receives a request for additional information or for documents or any material from an Antitrust Authority, or an

Antirust Authority makes any objection with respect to the transactions contemplated hereby, then such party shall use all commercially reasonable efforts to promptly resolve such request or such objections. No written materials shall be submitted by any party to an Antitrust Authority in connection with HSR Act compliance or the merger control or competition regulations of any other country, without prior disclosure to and coordination with the other parties and their counsel. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving an Antitrust Authority in connection with the transactions contemplated hereby.

          SECTION 5.09.  Maintenance of Insurance. Seller shall continue to
                         ------------------------
maintain in full force and effect until the Closing Date all policies of insurance in effect with respect to the Purchased Assets or duly renew the same upon similar terms and conditions.

          SECTION 5.10.  Bulk Sales. Seller and Purchaser expressly waive
                         ----------
compliance with any and all applicable bulk sales laws in connection with the transactions contemplated in this Agreement and the Ancillary Agreements; provided, however, that Seller agrees to indemnify Purchaser for any costs associated with such noncompliance, including, but not limited to Taxes associated therewith.

          SECTION 5.11 Except as expressly set forth herein to the contrary, Seller agrees to following during the five year non-competition period set forth in Section 5.12 hereof:

    (a) Whenever Seller enters into a new agreement to license, or otherwise deliver to the Personal Computer Market and/or Internet Appliance Market any of the Intangible Assets (as permitted under this Agreement), Excluded Assets comprising intangible property (i.e. software, copyrights or patents), or Joint Intangible Assets, Seller will provide an express written statement in the license agreement or other relevant document that will provide substantially the following:

         "The Licensed Technology is for use solely in connection with personal computers or internet appliances (or other device within the Personal Computer Market or Internet Appliance Market)."

    (b) Notwithstanding anything else in this Agreement to the contrary, Seller may license, sell or transfer to any third party without restriction (including licenses, sales and transfers in the Consumer Electronics Market), and without requirement to include any statement or legend otherwise required in this
Section 5.11, an Internet browser as a stand-alone product, and which may be capable of decompressing streaming video standards (e.g. Real Networks, Apple Quicktime, Windows Media formats, MPEG-1, MPEG-4, etc.) only on the Internet, but otherwise incapable of decompressing MPEG digital signals.

     SECTION 5.12. Non Competition by Seller.
                   -------------------------

     (a) Seller acknowledges that in consideration of the payment of the Purchase Price, Purchaser is acquiring the goodwill of the Business, including complete ownership and control of the Business Assets. Therefore, Seller agrees that for a period commencing upon the Closing Date and ending upon the fifth
(5th) anniversary ("Anniversary Date") thereof, unless otherwise extended, neither Seller nor Seller's assignees, will, directly or indirectly, license or sell software, technology, products or services in the Consumer Electronics Market; provided, however, that Seller may license or sell its Internet Browser
        --------  -------
as a stand alone software product within the Consumer Electronics Market, provided that such Internet Browser (i) may be capable of decompressing streaming video standards (e.g., Real Networks, Apple Quicktime, Windows Media formats, MPEG-1, MPEG-4, etc.) only on the Internet, but (ii) otherwise is incapable of decompressing MPEG-2 digital signals. Seller represents to Purchaser that the enforcement of the restriction contained in this Section 5.12 would not be unduly burdensome to Seller and that in order to induce Purchaser into this Agreement, Seller further represents and acknowledges that Seller is willing and able to compete in other areas not prohibited by this Section 5.12. Nothing herein shall prevent Seller or its assignees from licensing or selling any software, technology, products or services in the Personal Computer Market and/or the Internet Appliance Market.

     (b) Seller agrees that a breach or violation of this covenant not to compete by Seller shall entitle Purchaser, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Purchaser may show itself justly entitled. Further, during any period in which Seller is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Seller is in breach hereof.

     (c) The representations and covenants contained in this Section 5.12 on the part of Seller will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Seller against Purchaser or any officer, director, or shareholder of Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of the covenants of Seller contained in this Section 5.12

     (d) Seller further acknowledges that the aforementioned restrictions include, but are not limited to, the licensing of source and/or object code of any nature within the restricted field of use.

     SECTION 5.13.  Enabling Agreements. Purchaser and Seller agree to cooperate
                    -------------------
in good faith in the creation and execution at Closing, or as soon as practicable thereafter, of any and all enabling agreements between themselves and/or their subsidiaries that may be required by jurisdictions outside of the United States of America, including, but not limited to, Germany; provided, however, that any such agreement shall by its terms be consistent with and subordinate to this Agreement.

     SECTION 5.14.  Other Agreements. Purchaser and Seller agree to cooperate in
                    ----------------
good faith in the creation and execution at Closing, or as soon as practicable thereafter, of (x) a royalty free patent cross license agreement for any patents included in the Purchased Assets and the Excluded Assets ("Royalty Free Patent Cross License Agreement"), and (y) Joint Intangible Asset operating agreement for the administration, enforcement, and licensing of the Joint Intangible Assets, with each such agreement including customary and reasonable terms ("Joint Intangible Asset Operating Agreement").

     SECTION 5.15.  Survival. Each of the agreements and covenants set forth in
                    --------
this Article V shall survive the Closing.

                                  ARTICLE VI

                               EMPLOYEE MATTERS

     SECTION 6.1.   Offers to Employees; Hired Employees.
                    ------------------------------------

     (a) Within ten business days after the Effective Date, Purchaser agrees to make written offers of employment to the Employees, which offers ("Qualified Offers") shall contain salary and benefits terms in the aggregate comparable to, or more favorable to the Employee than, the terms of such Employee's employment with Seller. Each Qualified Offer shall be contingent upon, and effective upon, the Closing. Seller agrees that, from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will provide Purchaser with reasonable access to and the opportunity to meet and interview each Employee. Purchaser agrees that for a period of one (1) year commencing on any termination of this Agreement, Purchaser will not directly or indirectly engage or participate in any effort or act to solicit employees of Seller (or any subsidiary of Seller) to cease their employment with Seller (or such subsidiary) or to breach any employment obligation with Seller (or any subsidiary of Seller), or to hire any person who was an employee of Seller (or any subsidiary of Seller) on the Effective Date.

     (b) For purposes of any Employee located outside the United States of America, a Qualified Offer (as such term is defined above) shall be an offer by Purchaser or its affiliate to assume such Employee's existing employment contract with Seller on the same or improved terms or, with such Employee's consent, the offer of a new employment contract on the same or improved terms.

     (c) An Employee hired by Purchaser pursuant to a Qualified Offer shall be referred to herein as a "Hired Employee". Purchaser agrees that each Hired Employee shall, for the purposes of any benefits or privileges accruing to employees of Purchaser or its affiliates based upon seniority or length of service, be given full credit for such Employee's period of employment with Seller (to the extent Purchaser's employment plans permit such a calculation of length of service), and that each Qualified Offer shall include such commitment.

     (d) Purchaser agrees to include within its Qualified Offers to the Employees an aggregate minimum of One Million Dollars ($1,000,000) of retention/sign-on bonuses in order to induce Employees to (i) maintain their employment with Seller through Closing, and (ii) maintain their employment with Seller thereafter. Purchaser agrees to consult with Seller in determining the allocation of such bonuses among the various Employees.

     (e) For a period of two (2) years after the Closing Date, Purchaser shall not solicit for employment nor hire any person who was an employee of Seller (or a subsidiary of Seller) and as of the Closing was not an Employee, without the prior written consent of Seller.

     SECTION 6.2.   Employee Obligations of Seller.
                    ------------------------------

     (a) Seller and any subsidiaries thereof shall be liable for and shall hold Purchaser and its affiliates harmless from, any and all liabilities with respect to: (i) the employment by Seller or termination of employment by Seller of any past, current or future employee or consultant of Seller or any of its affiliates (collectively, "Seller Employees"); (ii) any claims of discrimination under state or federal law arising from a Seller Employee's employment or service with or termination by Seller; (iii) any withholding or employment and or wage Taxes with respect to any Seller Employees which accrue or become payable during the period of such Seller Employee's employment or service with Seller or any affiliate of Seller or arise out of the termination of such person's employment with Seller or any affiliate of Seller; (iv) any other claims or obligations arising out of the terms and conditions of employment by Seller or any of its affiliates of any Seller Employee, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; or (v) any duties or obligations of Seller or administrators under any existing or future employee benefit plans or arrangements, including stock incentive plans, maintained by Seller with respect to Seller Employees. Seller shall be responsible for filing all employment Tax returns with respect to Seller Employees attributable to periods of employment or service with Seller or any affiliate of Seller.

     (b) Seller shall pay to all Hired Employees, and those German Employees who become employees of Purchaser by operation of law, terminated by Seller, any liability for accrued vacation, sick leave or similar accrued benefits with respect to such Employees attributable to periods of employment or service with Seller, consistent with Seller's policies and applicable law, and shall make such payment within the statutory time period therefore.

     (c) Seller agrees to comply with the provisions of any statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by Seller with respect to the cessation of any operations of the Consumer Electronic Business or the termination, re-assignment, re-location or change in position of any Employee in connection with the transactions contemplated hereby.

     (d) For a period of two (2) years after the Closing Date, Seller shall not solicit for employment nor hire any Hired Employee without the prior written consent of Purchaser.

     SECTION 6.3    Germany. Purchaser and Seller shall cooperate in notifying
                    -------
the applicable labor unions, works council, and/or economic comity regarding the transfer of employment of the Employees located within Germany.

     SECTION 6.4    Survival. Each of the agreements and covenants set forth in
                    --------
this Article VI shall survive the Closing.

                                  ARTICLE VII

                                  TAX MATTERS

     SECTION 7.1.   Transaction Taxes. Seller shall be responsible for, and
                    -----------------
shall defend, indemnify and hold harmless Purchaser from and against any and all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies (including any VAT in Germany), charges and fees (including all real estate transfer taxes) incurred, or that may be payable to any taxing authority, in connection with, the transactions contemplated by this Agreement (collectively, "Transaction Taxes"). Seller and Purchaser shall use all commercially reasonable efforts to cooperate in order to minimize the Transaction Taxes and any Taxes to be paid or withheld in connection with the transactions contemplated by the License Agreement.

     SECTION 7.2.   Other Taxes. Seller is and shall remain solely responsible
                    -----------
for all tax matters arising from or relating to the Purchased Assets and related businesses on or prior to the Closing Date ("Pre-Closing Period"). Seller shall indemnify and hold harmless Purchaser from any liability for, or arising out of or based upon, or relating to any Tax matter arising from the Purchased Assets and related businesses during the Pre-Closing Period. Purchaser shall be solely responsible for all Tax matters arising from or relating to the Purchased Assets and related businesses beginning after the Closing Date ("Post-Closing Period"). Purchaser shall indemnify and hold harmless Seller from any liability for, or arising out of or based upon, or relating to any Tax matter arising from the Purchased Assets and related businesses during the Post-Closing Period. Seller and Purchaser shall cooperate concerning all Tax matters relating to this division of responsibility, including, but not limited to, the filing of Tax returns and other governmental filings associated therewith.

     SECTION 7.3.   Tax Liability. In the case of Taxes that are payable with
                    -------------
respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

     (a) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than the Transaction Taxes), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

     (b) in the case of Taxes imposed on a periodic basis with respect to the assets of Seller, any Purchased Assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                                 ARTICLE VIII

                           CONDITIONS TO THE CLOSING

     SECTION 8.1.   Conditions to Obligations of Seller. The obligations of
                    -----------------------------------
Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a)  Intentionally Omitted.
          ----------------------

     (b)  Accuracy of Representations and Warranties; Covenants. The
          -----------------------------------------------------
representations and warranties of Purchaser contained in Article IV of this Agreement (as qualified by Purchaser's Disclosure Letter) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants, conditions and other obligations contained in this Agreement and the Ancillary Agreements to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate of Purchaser, dated as of the Closing Date, to such effect signed by an officer thereof.

     (c)  Closing Deliveries. Seller shall have received the Closing Deliveries
          ------------------
of Purchaser set forth in Section 2.6 hereof.

     (d)  HSR Act; Bundeskartellamt; No Order. Any approvals and/or waiting
          -----------------------------------
periods under the HSR Act and/or the Bundeskartellamt applicable to the transactions contemplated by this Agreement shall have been obtained, or expired, or been terminated, as the case may be. . No foreign, federal, state or other governmental authority or other agency or commission or federal, state or other court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent), or otherwise failed to provide proper authorization under the law, either foreign or domestic, which is in effect and has the effect of making the transactions contemplated by this Agreement and/or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.

     (e)  Proceedings. No judgment or order shall have been issued by any
          -----------
government entity and no action, suit or proceeding shall have been threatened or taken by any person:

          (i) could reasonably be expected to have the effect of enjoining or prohibiting the consummation of any material transaction pursuant to this Agreement and/or any of the Ancillary Agreements; and

          (ii) that could reasonably be expected to materially and adversely affect the Seller's performance of their respective material obligations pursuant to this Agreement and/or any of the Ancillary Agreements.

     (f)  Browser License Fee. Seller shall have received all amounts due on the
          -------------------
Closing Date under the terms of the Browser License Agreement.

     (g) Purchaser shall have delivered the Escrow Amount to the Escrow Agent and Seller shall have received a receipt from the Escrow Agent for the Escrow Amount.

     (h) Purchaser, Seller and the Escrow Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit K.

     (i) Purchaser and Seller shall have entered into a Patent Cross License Agreement.

     (j) Purchaser and Seller shall have entered into a Joint Intangible Asset Operating Agreement.

     SECTION 8.2.   Conditions to Obligations of Purchaser. The obligations of
                    --------------------------------------
Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a)  Accuracy of Representations and Warranties; Covenants. The
          -----------------------------------------------------
representations and warranties of Seller contained in Article III of this Agreement (as qualified by Seller's Disclosure Letter) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants, conditions and other obligations contained in this Agreement, and the Ancillary Agreements to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Seller, dated as of the Closing Date, to such effect signed by an officer thereof.

     (b)  Closing Deliveries. Purchaser shall have received the Closing
          ------------------
Deliveries of Seller set forth in Section 2.5 hereof.

     (c)  HSR Act; Bundeskartellamt; No Order. Any approvals and/or waiting
          -----------------------------------
periods required under the HSR Act and/or the Bundeskartellamt applicable to the transactions contemplated by this Agreement shall have been obtained, expired, or been terminated, as the case may be. No foreign, federal, state or other governmental authority or other agency or commission or federal, state or other court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent), or otherwise failed to provide proper authorization under the law, either foreign or domestic, which is in effect and has the effect of making the transactions contemplated by this Agreement and/or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use all commercially reasonable efforts to have any such order or injunction vacated.

     (d)  Opinions. Purchaser will have received an acceptable form of opinion
          --------
of Seller's counsel, Brobeck, Phleger & Harrison LLP, substantially in the form set forth in Exhibit D-1 hereto and an acceptable form of opinion of Seller's counsel, Richards, Layton & Fingers, regarding the necessity of stockholder approval, substantially in the form set forth in Exhibit D-2.

     (e)  Proceedings. No judgment or order shall have been issued by any
          -----------
government entity and no action, suit or proceeding shall have been threatened or taken by any person:

          (i) that could reasonably be expected to have the effect of enjoining or prohibiting the consummation of any material transaction pursuant to this Agreement and/or any of the Ancillary Agreements; or

          (ii) that could reasonably be expected to materially and adversely affect the Purchaser's right to conduct the Consumer Electronics Business or to own the Purchased Assets or the Seller's performance of its material obligations pursuant to this Agreement and/or any of the Ancillary Agreements.

     (f)  Employee Retention. The Purchaser shall have received written
          ------------------
acceptances to the Qualified Offers of employment delivered to Seller's Employees pursuant to Section 6.1 (or, in the case of those German Employees being transferred by operation of law in accordance with Section 613a of the German civil Code, no objection to such transfer) in respect of (i) all of the Key Employees (ii) at least ninety percent (90%) of the Important Employees and
(iii) at least eighty percent (80%) of the General Employees. Further, Purchaser shall have received the employment agreements for the Key Employees in the United States substantially in the form of Exhibit I.

     (g) In the event that Seller shall have entered into an agreement with a third party ("Acquirer") for the acquisition of Seller through a merger or consolidation, Purchaser shall have received a written notice from such Acquirer substantially in the form of Exhibit G, acknowledging that it has read and understood this Agreement and the Ancillary Agreements and specifically acknowledging that: (i) it will be bound by the terms of this Agreement and all of the Ancillary Agreements if it consummates a merger with Seller; (ii) Purchaser will be the exclusive owner of the Purchased Assets and that Seller and/or Acquirer shall have no rights to the Purchased Assets except as specifically set forth in this Agreement and/or an Ancillary Agreement; (iii) Purchaser will own an undivided one-half interest in and to the Joint Intangible Assets (with no right of accounting by either party, and such rights in the Joint Intangible Assets limited only by applicable provisions of the Ancillary Agreements) and that Seller and/or Acquirer shall have no rights to the Purchased Assets except as specifically set forth in this Agreement and/or an Ancillary Agreement,; and (iv) any assignee of this Agreement will be bound by the various covenants contained in the Agreement, and any assignee of this Agreement will be bound by certain non-competition, non-solicitation, and no-hire agreements.

     (h) Purchaser shall have received, from the Chief Executive Officer and General Manager of Digital Media Division of Seller, executed non-solicitation and no-hire agreements substantially in the form attached hereto as Exhibit H.

     (i) Purchaser, Seller and the Escrow Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit K.

     (j) Purchaser and Seller shall have entered into a Patent Cross License Agreement.

     (k) Purchaser and Seller shall have entered into a Joint Intangible Asset Operating Agreement.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1.   Termination. This Agreement may be terminated at any time
                    -----------
prior to the Closing:

     (a)  by the mutual written consent of Seller  and Purchaser; or

     (b) by either Seller or Purchaser at any time prior to Closing, if the other commits a material breach of this Agreement that is not cured within thirty days after written notice thereof; or

     (c) by either Seller or Purchaser, if the Closing shall not have occurred prior to the three (3) month anniversary of the Effective Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

     (d) by either Seller or Purchaser if a permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued and shall have become final and non-appealable.

     [Intentionally Omitted]

     SECTION 9.2.   Effect of Termination. In the event of termination of this
                    ---------------------
Agreement as provided in Section 9.1, this Agreement shall forthwith become void (excepting only those provisions hereof that by their terms survive the termination of this Agreement) and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve either party from liability for any willful breach hereof.

     SECTION 9.3.   Waiver. At any time prior to the Closing, any party hereto
                    ------
may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE X

                          ESCROW AND INDEMNIFICATION

     SECTION 10.1.  Loss Defined; Indemnitees.  For purposes of this Article X,
                    -------------------------
the term "Loss" will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, injury or amounts paid in settlement, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto. As used in this
Article X, the term "Purchaser Indemnitees" means and includes Purchaser and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser and its successors and assigns. As used in this Article X, the term "Seller Indemnities" means and includes Seller and any present or future officer, director, employee, affiliate, stockholder or agent of Seller and its successors and assigns.

     SECTION 10.2.  Indemnification by Seller. Seller agrees, subject to the
                    -------------------------
other terms, conditions and limitations of this Agreement (including the provisions of Section 10.6(a) hereof), to indemnify the Purchaser Indemnitees against, and to hold the Purchaser Indemnitees harmless from, all Loss arising out of, resulting from, caused by or attributable to:

     (a) the failure of any representation or warranty of Seller contained in this Agreement, (including any schedule or exhibit hereto), to be true and correct as of the Effective Date or as of the Closing Date or the failure of any representation or warranty contained in the Ancillary Agreements to be true and correct as of the Closing Date;

     (b) the breach or violation by Seller of any covenant or agreement of Seller contained in this Agreement (including any schedule or exhibit hereto) or the Ancillary Agreements; and

     (c) except for the Assumed Liabilities, the operation or management of the Consumer Electronics Business or the Business Assets at any time or times on or prior to the Closing Date, and except as otherwise provided in Article VI hereof, any charges or actions brought by employees, agents or representatives of Seller arising out of or based upon actions of the Seller taken on or prior to the Closing Date; or

     (d)  any Encumbrances upon the Purchased Assets existing at the Closing.

     SECTION 10.3.  Indemnification by Purchaser. Purchaser agrees, subject to
                    ----------------------------
the other terms, conditions and limitations of this Agreement (including the provisions of Section 10.6(b) hereof), to indemnify the Seller Indemnitees against, and to hold the Seller Indemnitees harmless from, all Loss arising out of, resulting from, caused by or attributable to:

     (a) the failure of any representation or warranty of Purchaser contained in this Agreement (including any schedule or exhibit hereto), to be true and correct as of the Effective Date or as of the Closing Date or the failure of any representation or warranty contained in the Ancillary Agreements to be true and correct as of the Closing Date;

     (b) the breach or violation by Purchaser of any covenant or agreement of Purchaser contained in this Agreement (including any schedule or exhibit hereto) or the Ancillary Agreements;

     (c) the Assumed Liabilities or claims made for obligations arising after the Closing Date that have been assumed by Purchaser hereunder; or

     (d) the operation of the Consumer Electronics Business and sale and license of the Products by Purchaser after the Closing Date.

     SECTION 10.4.  Third Party Claims.
                    ------------------

     (a) As used herein, an "Indemnified Party" means a Purchaser Indemnitee seeking indemnification pursuant to Section 10.2 hereof or a Seller Indemnitee seeking indemnification pursuant to Section 10.3 hereof. The Indemnified Party agrees to give the other party ("Indemnitor") prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article X (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No delay on the part of an Indemnified Party in giving the Indemnitor notice of a Third Party Claim shall relieve the Indemnitor from any obligation hereunder unless the Indemnitor is prejudiced thereby.

     (b) Within twenty days of delivery of such written notice, the Indemnitor may, at the expense of the Indemnitor, elect to take all necessary steps properly to contest any Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to the Indemnitor. If the Indemnitor makes the foregoing election, an Indemnified Party will have the right to participate at its own expense in all proceedings. If the Indemnitor does not make such election, an Indemnified Party shall be free to handle the prosecution or defense of any such Third Party Claim, will take all necessary steps to contest the Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to such Indemnified Party, and will notify the Indemnitor of the progress of any such Third Party Claim, will permit the Indemnitor, at the sole cost of the Indemnitor, to participate in such prosecution or defense and will provide the Indemnitor with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof. In any case, the party not in control of the Third Party Claim will cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. Notwithstanding the foregoing, if an Indemnified Party is offered a written settlement proposal by a third party that has as its sole component the payment of money by the Indemnified Party and the Indemnitor recommends to the Indemnified Party in writing that it accept such settlement proposal (the "Sanctioned Settlement") and the Indemnified Party refuses to accept such settlement proposal, in such event if the ultimate settlement terms agreed to by the Indemnified Party with such third party or the final monetary damages award against the Indemnified Party (either, a "Final Settlement Amount"), is greater than the amount of the Sanctioned Settlement, the Indemnified Party shall be responsible for the differential between the Final Settlement Amount and the Sanctioned Settlement and the Indemnitor's liability shall be limited to the amount specified in the Sanctioned Settlement.

     SECTION 10.5.  Limitations on Indemnification.
                    ------------------------------

     (a)  Limits on Seller Indemnification.
          --------------------------------

          (i)  Seller shall not be required to provide indemnification under
Section 10.2 unless and until the aggregate Loss for which one or more Purchaser Indemnitees seeks indemnification thereunder exceeds an aggregate of Seventy-Five Thousand Dollars ($75,000) (the "Deductible Amount"), in which event Seller shall be liable to indemnify the Purchaser Indemnitees for aggregate Loss which exceeds the Deductible Amount.

          (ii) The maximum aggregate Loss recoverable by Purchaser Indemnitees (considered together as a group) against Seller under Section 10.2 shall not exceed Twenty Five Percent (25%) of the Purchase Price (the "Indemnity Cap").

     (b)  Limits on Purchaser Indemnification.
          -----------------------------------

          (i)  Purchaser shall not be required to provide indemnification under
Section 10.3 unless and until the aggregate Loss for which one or more Seller Indemnitees seeks indemnification thereunder exceeds an aggregate of the Deductible Amount, in which event Purchaser shall be liable to indemnify the Seller Indemnitees for aggregate Loss, which exceeds the Deductible Amount.

          (ii) The maximum aggregate Loss recoverable by Seller Indemnitees (considered together as a group) against Purchaser under Section 10.3 shall not exceed the Indemnity Cap.

     (c)  Time Limits. Notwithstanding anything herein to the contrary, no
          -----------
claim for indemnification under Sections 10.2 or 10.3 may be brought after the date that is eighteen (18)months after the Closing Date.

SECTION 10.6  Escrow Fund. At the Closing, the Escrow Amount shall be deposited
              -----------
with the Escrow Agent, such deposit (together with interest and other income thereon) to constitute an escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement substantially in the form attached hereto as Exhibit K. The Escrow Fund shall be available to satisfy, and
                   ---------
to compensate Purchaser for amounts recoverable by Purchaser pursuant to, the indemnification obligations of Seller set forth in Section 10.2 hereof, subject to the limitations set forth in this Article X.

     SECTION 10.7   Escrow Period. The Escrow Fund shall be maintained by the
                    -------------
Escrow Agent and be available to satisfy the indemnification obligations of Seller hereunder until the date that is eighteen (18) months after the Closing Date (the "Escrow Termination Date").
           -----------------------

     SECTION 10.8   Claims upon Escrow Fund.
                    -----------------------

     (a) Purchaser shall make a claim upon the Escrow Fund by delivering to the Escrow Agent on or before the Escrow Termination Date a certificate signed by any officer of Purchaser (an "Officer's Certificate") specifying in reasonable
                              ---------------------
detail the individual items of indemnifiable Loss included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the basis for indemnification. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to Seller. No payments shall be made out of the Escrow Fund except as set forth in the Escrow Agreement.

     (b)  Resolution of Conflicts; Arbitration. In case Seller shall object in
          ------------------------------------
writing to any claim or claims made in any Officer's Certificate, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Purchaser or Seller may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to Purchaser and Seller. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrator shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrator determines that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Article X, the Escrow Agent shall be entitled to act in
     ---------
accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having competent jurisdiction. Any such arbitration shall be held in New York City under the commercial rules of arbitration then in effect of the International Chamber of Commerce. In any arbitration pursuant to this Section
                                                                       -------
10.8 to resolve a claim for indemnification, each party shall pay its own
----
expenses. Seller shall pay a fraction of the fees of the (i) arbitrators and the administrative costs of the arbitration equal to the quotient obtained by dividing the amount awarded by the arbitrators with respect to such claim (or agreed in settlement of such claim) by (ii) the portion of the indemnification claim disputed by Seller; and the balance of such fees and administrative costs shall be paid by Purchaser.

                                  ARTICLE XI

                              GENERAL PROVISIONS

     SECTION 11.1.  Expenses. All costs and expenses, including, without
                    --------
limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 11.2.  Notices. All notices, requests, claims, demands and other
                    -------
communications hereunder shall be in writing and shall be given or made by delivery in person, by courier service, by telecopy (confirmed in writing), or by registered or certified mail (postage prepaid, return receipt requested), and shall be deemed to have been duly given or made upon actual delivery, or if mailed by registered or certified mail, on the third business day following deposit in the mails, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


     (a)  if to Seller:

               Ravisent Technologies Inc.
               205 Great Valley Parkway
               Malvern, PA 19355
               Attention: General Counsel
               Telecopy:  610-695-8503
with a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA  94303
               Attention: David Makarechian, Esq.
               Telecopy:  (650) 496-2715

     (b)  if to Purchaser:

               STMicroelectronics, Inc.
               1310 Electronics Drive
               Carrollton, TX 75006
               Attention: General Counsel
               Telecopy:  972-466-7044

     SECTION 11.3.  Headings; Disclosure. The headings contained in this
                    --------------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. A disclosure made in any section of Purchaser's Disclosure Letter or Seller's Disclosure Letter, respectively, with respect to a representation made in this Agreement may apply to or qualify any other representation made by such party in this Agreement.

     SECTION 11.4.  Severability. If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 11.5.  Survival. The representation and warranties made herein
                    --------
shall survive until the date that is twenty-four (24) months after the Closing Date.

     SECTION 11.6.  Entire Agreement. This Agreement, the Ancillary Agreements
                    ----------------
and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

     SECTION 11.7.  Assignment.  This Agreement shall not be assigned by
                    ----------
Purchaser or Seller without the prior written consent of the non-assigning party; provided, however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more affiliates that control or are under common control with Purchaser. Any purported assignment not permitted by this Section shall be void.

     SECTION 11.8.  No Third-Party Beneficiaries. This Agreement is for the
                    ----------------------------
sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including but not limited to any Employee, Hired Employee, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No statement, reference or disclosure set forth in this Agreement, the Ancillary Agreements or the exhibits or schedules thereto constitutes an admission (express or implied) of any liability or obligation of the parties hereto to any third party, nor an admission (express or implied) against any such party's interests.

     SECTION 11.9.  Amendment; Waiver. This Agreement may not be amended or
                    -----------------
modified except by an instrument in writing signed by Seller and Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

     SECTION 11.10. Governing Law; Jurisdiction and Venue. This Agreement
                    -------------------------------------
shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each party irrevocably consents to submit to the exclusive jurisdiction of any federal or state court located in the State of Delaware for any lawsuits, actions or proceedings with respect to this Agreement or the transactions contemplated hereby.

     SECTION 11.11. Counterparts. This Agreement may be executed in one or more
                    ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 11.12. No Joint Venture. Nothing contained in this Agreement will
                    ----------------
be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              STMicroelectronics, Inc.


                              By_______________________________
                              Name:
                              Title:


                              STMicroelectronics NV


                              By ______________________________
                              Name:
                              Title:


                              Ravisent Technologies Inc.


                              By_______________________________
                              Name:
                              Title:


                              Ravisent I.P, Inc.


                              By ________________________________

                              Name:
                              Title:


                              Ravisent Operating Company, Inc.


                              By________________________________
                              Name:
                              Title:


                [SIGNATURE PAGE TO ASSET ACQUISITION AGREEMENT]

                            Exhibits and Schedules

Exhibits
--------

Exhibit A    Form of Assignment and Assumption Agreement

Exhibit B    Form of Bill of Sale

Exhibit C-1  Form of Browser License Agreement

Exhibit C-2  Intentionally Omitted

Exhibit C-3  Form of Purchaser License Agreement

Exhibit C-4  Form of Seller License Agreement

Exhibit D-1  Opinion of Seller's Corporate Counsel

Exhibit D-2  Opinion of Seller's Delaware Counsel

Exhibit E-1  Form of Patent Assignment

Exhibit E-2  Form of Joint Patent Assignment

Exhibit F-1  Form of Copyright Assignment

Exhibit F-2  Form of Joint Copyright Assignment

Exhibit G    Acknowledgment by Palace

Exhibit H    Executive Officer Non-solicitation and No Hire Agreement

Exhibit I    Form of Employment Agreement

Exhibit J    Form of German Enabling Agreement

Exhibit K    Form of Escrow Agreement

Schedules
---------

Schedule 1   Assumed Liabilities

Schedule 2   Intangible Assets

Schedule 3   Seller's Disclosure Letter

Schedule 4   Products

Schedule 5   Seller Contracts

Schedule 6   Tangible Assets

Schedule 7   [Intentionally Omitted]

Schedule 8   Required Consents

Schedule 9   Licenses

Schedule 10  Employees

Schedule 11  Customers

Schedule 12  Certain Excluded Assets

Schedule 13   IRS Determination Letters

Schedule 14   Insurance

               ALL EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED